Exhibit 10.1

Certain identified information has been omitted from this document because it is both not material and would be competitively harmful if publicly disclosed, and had been marked with “[***]” to indicate where omissions have been made.

MASTER SERVICES AND NON-DISCLOSURE AGREEMENT

THIS MASTER SERVICES AND NON-DISCLOSURE AGREEMENT (the “Agreement”), effective as of March 18, 2020 (the “Effective Date”), is made by and between Streamline Health Solutions, Inc., a Delaware corporation (“Company”), with its principle place of business at 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361, and 180 Consulting, LLC, a Georgia limited liability company (“Consultant”), with its offices located at 121 Greenway Blvd., Carrollton, Georgia 30117.

WHEREAS Company wishes to contract for, and Consultant wishes to provide, the services of Consultant described in this Agreement for the period and upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and other valuable consideration, the receipt and sufficiency of which is acknowledged, Company and Consultant agree:

1.	TERM.

The term of this Agreement is indefinite from the Effective Date (“Term”), unless a shorter term is set forth in a statement of work referenced below or unless this Agreement is terminated by either party in accordance with the provisions of Section 7 of this Agreement.

2.	OBLIGATIONS OF THE CONSULTANT

Subject to the terms and conditions in this Agreement, the Consultant will perform the services and provide the deliverables (“Services”) specified in a Statement of Work (defined below) substantially in the form of that set forth in Appendix A attached hereto. In the event of any conflict or inconsistency between the body of this Agreement and a Statement of Work, the terms and provisions of such Statement of Work, as amended from time to time, shall prevail and be given priority.

2.1	The specific Services, and the associated compensation to be paid to Consultant, will be specified in one or more statements of work attached as appendices to this Agreement signed by each party before being binding on that party (each, a “Statement of Work” and, collectively, “Statements of Work”). The parties hereto may, from time to time during the Term of this Agreement, create additional Statements of Work or amend any existing Statements of Work in a writing signed by each party. Each Statement of Work shall be considered a part of this Agreement.

2.2	Consultant represents and warrants that (i) the Consultant’s Services will be provided in a professional, competent, and timely manner and in accordance with all applicable laws and regulations; (ii) Consultant shall not violate any prior confidentiality agreement, employment contract or any other duty owed to any other customer or former employer; and (iii) Consultant shall conform to generally accepted standards applicable to consulting services provided by persons specializing in the Services that Consultant is rendering under this Agreement.

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3.	NATURE OF RELATIONSHIP

Company and Consultant agree that Consultant is and will be at all times during the Term an independent contractor. The parties agree that the Consultant will perform the Services under the direction of a Company-assigned and designated Project Manager (as defined in Section 3.5 hereto) as to the result of the assigned activity, but that Consultant will determine the manner and means by which the Services are to be accomplished, subject to the express condition that Consultant will at all times comply with applicable law. Consistent with the nature of the parties’ relationship, the parties expressly acknowledge and agree:

3.1	During the Term, Consultant and Consultant’s staff are not employees of Company and shall not be treated as employees for any purpose, including, without limitation, for purposes of Company employee benefits plans.

3.2	Nothing in this Agreement or otherwise shall be construed as identifying the Consultant as an employee, partner, agent, joint venturer, or legal representative of Company or any of Company’s related or affiliated entities during the Term for any purpose whatsoever.

3.3	The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders, assign or create any obligation of any kind, express or implied, on behalf of Company or any of Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of Company or any of Company’s related or affiliated entities with respect to any matter, except as expressly authorized in writing by Company.

3.4	Company has no right to control the manner in which the Consultant performs Services under this Agreement and Consultant is free to perform the Services in the manner Consultant deems fit, provided that:

3.4.1	Consultant (i) shall notify the Company of the admission of any new entity or individual as a member of Consultant, and (ii) shall not admit any “related person” of Company (as such term is defined in Item 404 of Regulation S-K promulgated under the Act) as a member of Consultant without prior written consent of Company, which consent shall not be unreasonably withheld. Consultant represents and warrants that the respective members’ percentage ownership interests in Consultant as of the Effective Date of this Agreement are as set forth in Schedule A of that certain Operating Agreement of Consultant, effective as of March 5, 2020 (the “Operating Agreement”), a copy of which is attached hereto as Appendix B; and

3.4.2	Consultant’s Services are performed in accordance with Section 2.2 above and other applicable provisions of this Agreement.

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3.5	Company will appoint a representative to serve as project manager (the “Project Manager”). The Project Manager will be the principal point of contact with Company and will periodically review the Services and timely report to Consultant if any are not acceptable under the applicable Statement of Work. Consultant will provide any procedures, materials and technical assistance reasonably necessary and take all actions required to enable Company to review the Services. Consultant will work diligently to correct any deficiencies in the Services that may be discovered.

3.6	Any administrative costs incurred for office supplies or for retaining assistants in connection with providing the Services shall be at Consultant’s sole expense.

3.7	The Consultant may render personal services for compensation to or for persons or companies other than Company during the Term.

3.8	Because the Consultant is an independent contractor, Company will not withhold taxes from any sums due under this Agreement. The Consultant agrees that Consultant is required to pay and shall be solely liable for all applicable taxes, including, without limitation, federal income tax and state income tax on any fees paid hereunder.

4.	PAYMENT FOR SERVICES

4.1	In consideration for the performance by the Consultant of the Services required by this Agreement, Company agrees to pay, and the Consultant agrees to accept payment, in the dollar amounts (the “Cash Portion”) specified in each Statement of Work and any additional Statements of Work, as applicable.

4.2	In order to receive timely payment, Consultant will submit to Company monthly invoices (each, an “Invoice”) on the first day of each month (each such date, an “Invoice Date”) that reflect, in reasonable detail, the Services to be provided during that month (each such period, an “Invoice Period”) and also submit to Company quarterly summaries of the Invoices submitted during a Company fiscal quarter.

4.3	Compensation for Services detailed in each Statement of Work shall be payable as follows:

4.3.1	The specified dollar amount set forth on each Invoice shall be due and payable in cash, and will carry the payment terms specified in Section 4.5 below; and

4.3.2	An equity grant (the “Equity Portion”) of fully paid and non-assessable common shares of Company (the “Common Shares”), as detailed in each Statement of Work, with the number of Common Shares to be issued calculated as follows: fifty percent (50%) of total dollar amount of the Cash Portion divided by a price per Common Share equal to One Dollar and Ten Cents ($1.10).

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4.4	All Invoices shall be paid by Company within thirty (30) days of the Invoice Date. Should any such Invoice fail to be paid by Company within sixty (60) days of an Invoice Date, the outstanding balance set forth on such Invoice shall accrue interest for each day until paid at a rate per annum equal to the lesser of: (i) twelve percent (12%) or (ii) the maximum amount permitted by law.

4.5	The Common Shares issued in connection with the Equity Portion of each Statement of Work shall be earned, allocated and assigned to Consultant, and irrevocable by Company, upon the effective date of each Statement of Work; provided however, that the Common Shares may be issued on a quarterly basis (based on Company’s fiscal quarters) and issued within thirty (30) days of Company’s relevant fiscal quarter end date (each, an “Issuance Date”).

4.6	Subject to any amendments, changes or revisions to the rules and regulations of the Securities Act of 1933 and/or the Nasdaq Stock Market, in each such instance whereby the Company shall be permitted to modify or limit the representations below (but only to the extent necessary) to comply with any such amendment, change or revision, for any equity issuance for the Equity Portion of an Invoice, the Company represents and warrants as follows:

4.6.1	Company’s board of directors has approved each issuance of Common Shares to compensate for an Equity Portion; and

4.6.2	Common Shares to be issued in connection with compensation for an Equity Portion are authorized and available for issuance as of the date of such issuance from a pre-approved pool of set aside Common Shares.

4.7	The amounts set forth in each applicable Statement of Work shall be the sole compensation paid by Company to the Consultant for the Services, and no other amounts will be payable without the prior written authorization of Company, except as provided in Section 4.9.

4.8	Company shall pay or reimburse the Consultant for such reasonable and documented travel expenses incurred by the Consultant directly and exclusively related to the Services and which have been approved in advance by Company before the expenses are incurred. Travel expenses which are not approved in advance will not be paid for or reimbursed by Company.

5.	INTELLECTUAL PROPERTY AND CONFIDENTIALITY

5.1	The Consultant acknowledges that Company is the sole owner of all right, title, and interest to Company’s logo, trademarks, trade names, domain names, membership and mailing lists, programs, copyrighted information (herein referred to as “Intellectual Property” and defined below). Further, the Consultant acknowledges and agrees that the Services it will perform, and all inventions, discoveries, improvements, materials, content, products, reports, working papers and documentation developed and prepared for Company hereunder and any and all copyrights, patents, patent rights, trade secrets, and other intellectual property contained therein and/or related thereto (collectively, the “Intellectual Property”) belong exclusively to Company. Company owns all right, title and interest in and to the Intellectual Property and all Intellectual Property is and shall be deemed to be “works made for hire” made in the course of performing the Services hereunder. To the extent that title to any Intellectual Property may not vest in Company by law, or such Intellectual Property may not be considered “works made for hire,” all right, title and interest to such Intellectual Property are hereby irrevocably assigned and will be assigned to Company. Notwithstanding anything to the contrary herein, nothing herein shall prevent Consultant from using any generic methodologies, concepts, know-how, expertise, analytical frames and analytical approaches developed hereunder that are reusable from client to client and project to project, as long as such methodologies, concepts, know-how, expertise, analytical frames or analytical approaches do not include any Confidential Information (as defined in Section 5.2) of Company. The Consultant agrees to give Company all reasonable assistance necessary to perfect the rights defined in this section.

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5.2	Consultant acknowledges that its employees and agents may be exposed to certain information, materials, and property of the Company (whether in tangible or intangible form) that may be considered confidential or proprietary, including but not limited to financial information, business plans, marketing information, customer lists, trade secrets, copyrights, logos, trademarks, and trade names (collectively, the “Confidential Information”). Consultant will not use (except as necessary to exercise its rights and perform its obligations under this Agreement) or disclose, and will prevent its employees and agents from using (except as necessary to perform its obligations under this Agreement) or disclosing, at any time during or after the term of this Agreement, any Confidential Information, except as may be specifically authorized by the parties in writing or required by law. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it: (a) is or becomes a part of the public domain through no act or omission on the part of the Consultant or its agents, employees or representatives; (b) is released from confidential treatment by written consent of Company; (c) is already in Consultant’s possession on a non-confidential basis at the time of disclosure to Consultant, or which the Consultant independently develops; (d) is made known by a third party that is not under an obligation of confidentiality with Company; (e) is required to be disclosed by law to any binding government authority, court order or duly authorized subpoena; or (f) is the subject of litigation or dispute concerning this Agreement or a Statement of Work; provided, however, in the event that Consultant is requested or required to disclose Confidential Information pursuant to subsections (e) or (f) herein, the Consultant shall provide Company with prompt written notice of any such request or requirement so that Company may seek a protective order or other appropriate remedy.

5.3	Consultant acknowledges that the Confidential Information of Company is of material value and that failure to perform under the terms of this Agreement will result in immediate and irreparable damage to Company. Therefore, Company shall be entitled to seek equitable relief by way of injunction and such other relief as a court of competent jurisdiction may deem just and proper.

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5.4	Notwithstanding the above, Company shall be permitted to publicly disclose (i) the ownership structure of Consultant as set forth in the Operating Agreement, and any amendments thereto for the admission of new members, subject to Section 3.4.1; (ii) any information related to direct or indirect material interests of related persons (as such term is defined in Item 404 of Regulation S-K promulgated under the Act) of Company received in connection with this Agreement or any related Statement of Work; or (iii) the terms and conditions of this Agreement and any related Statements of Work that it deems reasonably necessary, in its sole discretion, to disclose in order to comply with applicable state and federal securities laws. For any other public disclosures that may be considered confidential or proprietary to Consultant, the Company shall provide Consultant with the content of such disclosure and obtain prior written consent from Consultant before such disclosure shall be permitted.

6.	NON-SOLICITATION AND NON-COMPETE

During the Term of this Agreement and for a period of twelve (12) months following the expiration or termination of this Agreement (“Termination Date”), Consultant shall not, on behalf of any Competing Business (defined below): (i) directly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with Company; or (ii) directly solicit or encourage any customer (customers shall include then current customers of Company and customers for whom Company did work during the twelve (12) months prior to Termination Date) or prospective customer or supplier or prospective supplier to terminate or otherwise modify adversely its business relationship with Company; provided that any and all prospective customers or prospective suppliers of the Company shall be provided to Consultant in writing. Consultant understands that the restrictions set forth in this Section 6 are intended to protect Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States, Canada or abroad which engages in medical billing, code scrubbing and claims auditing services.

7.	TERMINATION.

7.1	Subject to Section 7.2 and not withstanding anything herein to the contrary, either party may terminate this Agreement or any Statement of Work with or without Cause (as defined below), and without penalty, upon ninety (90) days advanced written notice to the other party; provided that, at the discretion of Company, any such purported expiration or termination shall be ineffective so long as Consultant is providing Services to Company under a Statement of Work (i.e., immediately upon the expiration or termination of the last active Statement of Work, the expiration or termination of this Agreement will be deemed effective).

7.2	Should either party’s purported termination be as a result of a material breach of this Agreement or any Statement of Work (individually and collectively, “Cause”), then the alleged breaching party must be provided with written notice of such Cause and offered thirty (30) days to cure the violation after receiving notice. If the alleged breach is not cured by the end of the thirty (30) day period, then the non-breaching party may terminate this Agreement immediately upon written notice to the other party. In the event of such termination, Consultant shall be entitled to all compensation earned for Services performed, but shall not be entitled to any compensation with respect to Services not yet performed, or deliverables not yet delivered.

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7.3	Upon termination or expiration of this Agreement for any reason, each party shall promptly return any tangible or intangible property owned by the other party and will immediately cease to use any Intellectual Property licensed by the other party under this Agreement and will return any Confidential Information. Any work or deliverables in progress that Consultant may be in possession of as of the date of termination or expiration shall, upon payment of all amounts due Consultant hereunder, be provided immediately to Company, and such work/deliverables shall be subject to Section 5 of this Agreement.

8.	FORCE MAJEURE.

If, during the Term of this Agreement, the business of either party is materially hampered, interrupted or interfered with by reason of any act of God, epidemic, fire, strike, walkout, lockout, labor dispute, governmental order, enemy, war, riot, civil commotion, inability to procure materials and/or equipment, or any other cause or causes beyond the control of the party, whether of the same or any other nature, the obligations of the party will, at its election by written notice to the other party, be suspended. Either party may, at its election by written notice, add a period of time equal to all or any part of the period of that suspension to the applicable period of time, and the dates for the commencement of any subsequent applicable period under this Agreement shall be correspondingly postponed.

9.	INDEMNIFICATION AND INSURANCE.

The Consultant will indemnify and hold harmless Company, its officers, directors, employees, and agents, from any and all claims, losses, damages, liabilities, judgments, or settlements, including reasonable attorneys’ fees, costs and other expenses, incurred by the Company on account of any act, omission, breach of this Agreement, or other activity conducted by the Consultant or its agents or employees in connection with this Agreement. This Section 9 will survive the termination or expiration of this Agreement. Consultant shall maintain sufficient insurance to fully cover Consultant’s obligations hereunder. Consultant shall further provide satisfactory evidence of such insurance to Company upon request.

10.	MISCELLANEOUS

10.1	This Agreement and any Statements of Work, and any amendments hereto or thereto, set forth the entire agreement and understanding of the parties and supersede all prior oral or implied representations, commitments and undertakings between the parties or their representatives, except that any prior written agreements shall remain in effect pursuant to their terms. None of the terms or provisions of this Agreement will be modified or waived, and this Agreement may not be amended except by a written instrument signed by the party against which modifications or waiver or amendment is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuing waiver. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

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10.2	All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) of Consultant against Company that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against Company. Company’s non-party affiliates which include, but are not limited to, any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, or representative of, shall have no liability for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement.

10.3	If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, that invalidity or unenforceability will not affect the remaining provisions of this Agreement, which will remain in full force and effect and the invalid and unenforceable provision will be considered modified and limited only to the extent necessary in order to make the provision enforceable.

10.4	This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of Georgia. The sole jurisdiction and venue for any litigation arising out of this Agreement shall be the federal court for the Northern District of Georgia (when jurisdiction therein is proper), or the state or superior court of Carroll County, Georgia.

10.5	During the Term of this Agreement and thereafter, Consultant will comply with all applicable federal, state and local laws, rules, and regulations with respect to privacy and Protected Health Information, including, without limitation, The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the HIPAA Privacy Rules and Security Rules.

10.6	Nothing contained in this Agreement will be construed to impose any obligation on Company or the Consultant to renew this Agreement or any portion of it.

10.7	This Agreement may be executed in one or more counterparts by the parties. All counterparts will be construed together and will constitute one agreement. The parties agree that electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. Any photocopy or electronic scan of this Agreement, or any counterpart, shall be deemed the equivalent of an original.

10.8	Section(s) 2.2, 4, 5, 6, 7, 9 and 10 shall survive expiration or termination of this Agreement.

10.9	Notices required by this Agreement will be in writing and addressed as indicated in the first paragraph above, or as specified by subsequent written notice by the party whose address has changed. Said notices will be sent by personal delivery, mail, e-mail or other reliable manner of delivery.

10.10	This Agreement may not be assigned by either party without the prior written consent of the other party. Any assignment or attempted assignment in contravention of this section shall be deemed null and void.

10.11	Consultant agrees to perform the Services as set forth in the applicable Statement of Work to this Agreement. Consultant acknowledges that Company has obligations to its customers and/or other third parties which require timely completion by Consultant of the Services, and therefore that expeditious completion by Consultant of the Services is of utmost importance. Consultant will not permit any other activities to interfere with the timely completion of Services. Consultant agrees to notify Company promptly if, at any time, it appears that Consultant will not be able to complete the Services or any task on time.

(Signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

180 CONSULTING, LLC		STREAMLINE HEALTH SOLUTIONS, INC.

Name:	Greg Shilling	Name:	Bill Garvis

Title:	Managing Member	Title:	Chief Operating Officer

/s/ Greg Shilling		/s/ Bill Garvis
(Signature)		(Signature)

Date:	3/19/2020	Date:	3/19/2020

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Appendix A

Statement of Work

[See Exhibits 10.2 through 10.4]

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Appendix B

Operating Agreement of 180 Consulting, LLC

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